                                                               EXHIBIT 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Registration Statement on Form S-1, as amended, of our report dated March 31, 2000 relating to the consolidated financial statements of EoExchange, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

   We also consent to the use in this Registration Statement on Form S-1, as amended, of our report dated March 21, 2000 relating to the financial statements of InGenius Technologies, Inc., which appears in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP

San Francisco, California

April 24, 2000